Exhibit 10.50

January 30, 2006

Louis St. Laurence O’DEA, MB, BCh, BAO. FRCP(C)

566 Main Street

Hingham, Massachusetts 02043

Dear Louis:

Radius is pleased to offer you the position of Senior Vice President-Chief Medical Officer. The terms are set forth below.

•                  Duties and Responsibilities - You will report to the President and Chief Executive Officer and will be responsible for organizing and leading all aspects of clinical research, which will concentrate on the rapid and efficient clinical development of therapeutic candidates.

•                  Salary - Your initial base salary will be $279,000. Your salary will be payable in installments established by Company policy, and the Company will make appropriate deductions from your salary for federal, state and local payroll withholding taxes. Your initial salary will be subject to review and adjustment on an annual basis in accordance with the procedures established from time to time by the Company’s Board of Directors.

•                  Performance Bonus - You will be eligible to receive an annual cash bonus equal to 33% of your annual base salary based on meeting performance goals. Performance goals will be established yearly.

•                  Year I performance goals will be:

1.                                      Completion of PhIB for BA058

2.                                      Completion of Design of PhII for BA058

3.                                      Review and recommendations on new in-licensing opportunities

4.                                      Active participation in the strategy development and the management of Radius

•                  Stock Options - Upon commencement of employment, you will be issued 570,000 stock options which are equal to approximately 1.75% of the company shares. These would vest by time and on the completion of the specific milestones goals, as follows.

•                  Vesting of the initial stock options

•                                          50% of the initial options will vest over time as follows, 25% on the completion of year 1, and the remaining 25% in 12 quarterly installments over the next 3 years.

•                                          50% of the initial stock options will vest upon completion of the following milestones or alternate milestones agreed upon by the CEO and Dr.

O’Dea, should the current milestones become no longer relevant resulting from a Company decision.

•     5% on completion of Phi for BA058

•     20% on completion of PhII for BA058

•                  25% on partnering or starting PH III for BA058

•                  Upon completion of the next financing additional options will be granted, the amount will be guided by several factors including: the current level of options, performance, and the financial status of the Company. All stock options grants are subject to the approval of the Board of Directors.

•                  Employee Benefits - You will be entitled to the full range of the Company’s standard employee benefits in accordance with established eligibility requirements. As outlined in the appended Benefits summary.

•                  Vacation - You will be entitled to 20 days of vacation plus additional Company Holidays as defined in the Summary of Benefits which will accrue over the first year and can be taken in advance with the approval of the CEO.

•                  Proprietary Information and Inventions. You realize that, as an employee of the Company, you may create, or have access to, confidential information, trade secrets, substances and inventions, etc. As a condition of commencing employment, you will be required to sign and deliver the Company’s standard form of Proprietary Information and Inventions Agreement.

•                  At-Will Employment - If you choose to accept this offer, please understand that your employment is “at-will,” voluntarily entered into and is for no specific period. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, Radius is free to conclude its “at-will” employment relationship with you at any time, with or without cause. Should Radius terminate the employee without cause within the first 24 months of employment Radius will pay equal to 6 months of the current base salary.

Louis, all of the Employees of Radius are extremely enthusiastic about your decision and look forward to working with you to build a successful organization.

If you choose to accept this offer under the terms described above, please sign both copies and return one to me no later than 5:00 P.M., February 3, 2006, after which time this offer will expire. Your anticipated start date will be on or about March 6, 2006.

Sincerely,

Radius

/s/ C. Richard Lyttle
C. Richard Lyttle
President & CEO

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Accepted by:

/s/ Louis St. Laurence O’Dea
Louis St. Laurence O’DEA, MB BCh BAO. FRCP(C)

Date:	February 3, 2006

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Benefit	Coverage	Eligibility	Cost/Additional Information

Medical Insurance Blue Cross Blue Shield of MA BlueCare Elect Enhanced Value PPO

•                   Preferred Provider Organization covers both in-network and out of network services

•                   Primary care physicians (PCP) referrals not required

•                   $20 co-pay in-network office visits year

•                   $75 co-pay for emergency room visits

•                   $250 co-pay for ambulatory day surgery

•                   $500 co-pay for in-patient care (per admission)

•                   Out of network, deductible applies, 80% coverage

•                   Deductible for individual $500, family $1,000 Prescription coverage included:

• $15 co-pay for generic drugs

• $30 co-pay for preferred brand-name

• $50 for non-preferred

• 90 day mail order option available at:

$15 co-pay for generic drugs

$30 co-pay for preferred brand-name

$50 co-pay for non-preferred

		Date of Hire or during open enrollment each year	Individual: $ 42.05/pay period Family: $ 110.29/pay period
Dental Insurance Delta Dental Premier

•                   Preventative Treatment:  100 % coverage

•                   Basic Treatment:             80 % coverage

•                   Major Treatment:            50 % coverage

Deductible applies for Basic $25 individual and $75 family and Major Treatment $50 individual and $150 family

Maximum yearly benefit of $1,000

		Date of Hire or during open enrollment each year	Individual: $ 4.16/pay period Family: $ 11.20/pay period
Flexible Spending Accounts Health Insurance Premium	• Health insurance premiums are deducted pre-tax from employee’s paycheck • Employee can set aside up to $2,000 per calendar year of pre-tax dollars to pay for expenses which	Date of Hire Within 31 days of employment or	N/A Pre-tax dollars deducted from payroll

Benefit	Coverage	Eligibility	Cost/Additional Information

Health Care Dependent Care

may not be covered under your health plan (ie: deductibles and coinsurance, amounts in excess of plan maximums or usual & customary, hearing aids, etc.)

•                   Employee can set aside up to $5,000 per calendar year of pre-tax dollars to pay for daycare for children under 13

		during open enrollment each year Within 31 days of employment or during open enrollment	Pre-tax dollars deducted from payroll

Benefit	Coverage	Eligibility	Cost/Additional Information

Basic Life Insurance Assurant Accidental Death & Dismemberment (AD&D) Assurant	• Coverage = 1 x annual salary	Date of Hire	Company Provided
Short Term Disability Self-funded

•                   STD compensation coverage begins after an employee has been disabled for more than 5 consecutive days.

•                   Coverage levels:

100% of base salary for first 4 weeks

70% of base salary for next 8 weeks

•                   Vacation/sick accruals stop while receiving disability benefits

•                   Coverage at 60% of salary

		Date of Hire. Documentation from attending physician is required noting disability and expected return to work date	Company Provided
Long Term Disability Assurant	• Monthly maximum = $6,000		Company Provided

Benefit	Coverage	Eligibility	Cost/Additional Information

Retirement Savings Plan, 401(k) John Hancock Insurance	• Changes to plan can be made in March, June, September and December	1st day of month after hire date
Tuition Reimbursement

•                   Reimbursed for college level courses that are career related

•                   4 courses per year approved up to reimbursement limits

•                   Reimbursed 100% for grade “A” or “B” and 75% for a grade of “C” for tuition

•                   $2,000/year reimbursable

		Date of Hire	See Tuition Assistance Limits

Benefit	Coverage	Eligibility	Cost/Additional Information

Paid Time Vacation Holidays	• Four weeks of vacation/year — accrued at 1.25/days/month. Five days may be carried over to next year. • 10 company holidays per year	Date of Hire Date of Hire	Company Provided Company Provided
Other Benefits Direct Deposit	• Employee’s may have payroll check directly deposited into checking and/or savings accounts	Date of Hire	Available to Employees
Immigration Process	• Company may cover partial or all expenses related to INS process contingent upon employee acceptance of three (3) year employment commitment.	Date of Hire	Available to Employees

Benefit	Coverage	Eligibility	Cost/Additional Information

Parking/Public Transportation	• Radius pays for employee parking in garage assigned to 300 Technology Square; or • Radius reimburses the cost of monthly “T” passes to those employees using public transportation	Date of Hire	Available to Employees

Benefit	Coverage	Eligibility	Cost/Additional Information

Other Employee Programs Employee Referral Program	• Employees receive a cash reward for referrals that result in the hiring of a Radius employee (paid upon completion of 90 days employment)	Date of Hire	Available to Employees
Employee Stock Options	• Awarded to all newly hired employees • Options vest over four (4) years of continuous employment	Date of Hire	Available to Employees